Exhibit 99.1

Cooper Industries
P.O. Box 4446
Houston, Texas 77210-4446

News Release

For Immediate Release

For information contact:
Mark Doheny
Cooper Industries
713-209-8484
mark.doheny@cooperindustries.com

Cooper Industries Appoints New Senior Vice President and
Chief Financial Officer

Dublin, Ireland, April 27, 2010 – Cooper Industries plc (NYSE:CBE) today announced the appointment of David A. Barta to the position of Senior Vice President and Chief Financial Officer, effective May 17, 2010. Barta will report to Chairman and Chief Executive Officer Kirk S. Hachigian.

Barta is replacing Terry A. Klebe, who announced his intent to retire earlier this year. Klebe has been named Vice Chairman and will continue to report directly to the CEO, serving on the Tools Joint Venture Board and working on other special assignments.

Barta joins Cooper from Regal-Beloit Corporation where he served as the Chief Financial Officer for the past six years. Prior to that, he spent nine years with Newell Rubbermaid, Inc. serving in a number of increasingly responsible finance positions, most recently as the Chief Financial Officer of the Levolor/Kirsch division. Before joining Newell, Barta spent six years with Harman International Industries in a number of successive assignments in the finance function.

“Dave Barta brings to Cooper a wealth of experience and a long list of accomplishments,” said Cooper Industries Chairman and Chief Executive Officer Kirk S. Hachigian. “He has over two decades of experience with multi-national industrial companies and has proven leadership capabilities overseeing all functions of a financial organization, including accounting, treasury, tax, audit, investor relations and driving operational initiatives. For the last six years, he has been the Chief Financial Officer for a company that has a strong track record of revenue and earnings growth while improving cash flow and maintaining a conservative balance sheet. We are confident that Dave will bring the same strong business leadership to Cooper that Terry Klebe has provided us with as CFO for the last eight years.”

Barta earned a Law Degree, Masters Degree in Business Administration and Bachelors Degree in Accounting from Indiana University.

About Cooper Industries

Cooper Industries plc (NYSE: CBE) is a global manufacturer with 2009 revenues of $5.1 billion, approximately eighty-nine percent of which are from electrical products. Founded in 1833, Cooper’s sustained level of success is attributable to a constant focus on innovation, evolving business practices while maintaining the highest ethical standards, and meeting customer needs. The Company has eight operating divisions with leading market share positions and world-class products and brands including: Bussmann electrical and electronic fuses; Crouse-Hinds and CEAG explosion-proof electrical equipment; Halo and Metalux lighting fixtures; and Kyle and McGraw-Edison power systems products. With this broad range of products, Cooper is uniquely positioned for several long-term growth trends including the global infrastructure build-out, the need to improve the reliability and productivity of the electric grid, the demand for higher energy-efficient products and the need for improved electrical safety. In 2009, sixty-one percent of total sales were to customers in the industrial and utility end-markets and thirty-nine percent of total sales were to customers outside the United States. Cooper has manufacturing facilities in 23 countries as of 2009. For more information, visit the website at www.cooperindustries.com

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